Center Bancorp, Inc. Investor Inquiries: Anthony C. Weagley, President & Chief Executive Officer (908) 206-2886 Joseph Gangemi (908) 206-2863

Center Bancorp, Inc. Names Anthony C. Weagley to the Board of Directors

UNION, N.J., October 1, 2010 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC), parent company to Union Center National Bank of Union, New Jersey, announced that at its Board meeting on September 30, 2010, the Corporation named Anthony C. Weagley, President & Chief Executive Officer, to the Board of Directors of  Center Bancorp, Inc., effective September 30, 2010.  Mr. Weagley has served as a director of Union Center National Bank for the past three years.

Mr. Weagley has over 30 years of experience in banking. He joined Center Bancorp, Inc. over 25 years ago, after beginning his career at Midlantic National Bank, now part of PNC. Prior to being named President & CEO of Center Bancorp and the Bank in 2007, Mr. Weagley served as Chief Financial Officer of those entities.  Having served in several capacities at the Bank prior to assuming the position of Chief Financial Officer, Mr. Weagley has an in-depth knowledge of Center Bancorp and the Bank.

Alexander A. Bol, Chairman of the Board, indicated that, “Mr. Weagley’s 25-years at Center and 30 years in the banking industry provide him with deep insight and vision into Center’s market place and the direction of the Bank.”

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, provides financial services, including brokerage services, insurance and annuities and mutual funds.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.
While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At June 30, 2010, the Corporation had total assets of $1.2 billion, total deposit funding sources, which includes overnight repurchase agreements, of $845.1 million and stockholders' equity of $107.4 million.

For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800)-862-3683.  For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.